Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc. Gary Qualmann (614) 409-4832	InvestQuest, Inc. Bob Lentz (614) 876-1900
AirNet Systems, Inc. Announces Annual Meeting Date
COLUMBUS, Ohio (March 28, 2007) AirNet Systems, Inc. (AMEX: ANS) today announced that its Board of Directors has established June 6, 2007 as the date of AirNet’s 2007 Annual Meeting of Shareholders. The record date for determining the shareholders of AirNet entitled to receive notice of, and vote at, the 2007 Annual Meeting of Shareholders is April 27, 2007.
AirNet shareholders seeking to bring business before the 2007 Annual Meeting of Shareholders, or to nominate candidates for election as directors at the 2007 Annual Meeting of Shareholders, must provide notice thereof in writing to AirNet, which notice must be received no later than the close of business on April 7, 2007.
The AirNet Code of Regulations specifies certain requirements for a shareholder’s notice to be in proper written form. In addition, shareholder proposals must be in the form specified in SEC Rule 14a-8. Shareholder proposals and notices must be addressed to the Secretary of AirNet at its executive offices located at 7250 Star Check Drive, Columbus, Ohio 43217.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
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